Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147547, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement No. 333-142848 on Form S-8 of our reports dated February 26, 2010, relating to the financial statements of PICO Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes and explanatory paragraph relating to the adoption of the provisions of accounting guidance for uncertain tax positions now codified as Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, effective January 1, 2007) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of PICO Holdings, Inc. and subsidiaries for the year ended December 31, 2009.

Deloitte & Touche LLP

By:/s/ Deloitte & Touch LLP
San Diego, CA
February 26, 2010